                                                                  EXHIBIT 10.13

                             GAS PURCHASE CONTRACT


         THIS GAS PURCHASE CONTRACT (this "Agreement"), effective January 1, 1993 (the "Effective Date"), is by and between Eastern American Energy Corporation, a West Virginia corporation ("Seller"), and Eastern Marketing Corporation, a West Virginia corporation ("Buyer"). Seller and Buyer are referred to herein separately as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. Seller will have available for sale from time to time Seller's Gas (as hereinafter defined).

         B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such gas upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1

                              CERTAIN DEFINITIONS

         Certain terms, not otherwise defined herein, shall have the following meanings assigned to them:

         "Btu Tax" means any federal Tax enacted after the Effective Date as part of legislation adopting a broad-based federal tax on fossil fuels and other energy sources.

         "Day" means a period beginning at 7:00 a.m. Eastern Time on a calendar day and ending at 7:00 a.m. Eastern Time on the next calendar day.

         "Delivery Points" means those points at the outlet flange of the first sales or transportation meter immediately downstream of the wellhead of each Seller's Well.

         "Fixed Price" means the amount (expressed in dollars per Mcf) set forth in Schedule 1 for any Quarterly Period in the Primary Term; provided, however, if during any Quarterly Period during the Primary Term in which the Btu Tax is in effect, the amounts paid to Eastern American Energy Corporation (expressed in dollars per Mcf) under, or in respect, of the Seneca Contract for such Quarterly Period reflect an increase from the amounts otherwise payable under the Seneca Contract due solely to the imposition of the Btu Tax, the Fixed Price shall be adjusted upward (on an Mcf basis) by the amount of the increase under the Seneca Contract.

         "Floor Price" means the amount (expressed in dollars per Mcf) set forth in Schedule 2 for any Quarterly Period in the Primary Term.

         "Force Majeure Event" has the meaning assigned to that term in Section 12.2.

         "Gas" means natural gas, excluding condensate, butane, and other liquid and liquefiable components that are actually removed from the Gas stream by separation, processing, or other means.

         "Gas Proceeds" means, for any Quarterly Period, an amount equal to the product of the Purchase Price for such Quarterly Period multiplied by the total quantity of Seller's Gas (in Mcf's) delivered and purchased in such Quarterly Period.

         "Gross-Up Amount" means, for any Quarterly Period during the Primary Term in which the Btu Tax is in effect, that additional amount which when added to the Gas Proceeds for such Quarterly Period will result in a payment to Seller for such Quarterly Period that provides the Seller with the amount that Seller would have received as Gas Proceeds (if determined solely by reference to the Floor Price) for such Quarterly Period if the Btu Tax had not been in effect.

         "Henry Hub Average Monthly Spot Price" means, for any Month, the arithmetic average of the following twelve (12) prices: (i) the final settlement prices (expressed in dollars per MMBtu), as reported in The Wall Street Journal, for Henry Hub Gas Futures Contracts that expired in each of the five (5) Months prior to such Month; (ii) the final settlement price (expressed in dollars per MMBtu), as reported in The Wall Street Journal, for Henry Hub Gas Futures Contracts that expire in such Month; and (iii) the closing settlement prices (expressed in dollars per MMBtu) determined as of the contract settlement date for such Month, as reported in The Wall Street Journal, for Henry Hub Gas Futures Contracts that expire in each of the following six (6) Months. If The Wall Street Journal ceases to be published or becomes unavailable for any reason or if any such index ceases to be published therein, such other publications or indices selected by the Parties providing comparable Monthly price quotations will be substituted therefor.

         "Henry Hub Average Quarterly Spot Price" means, for any Quarterly Period, the arithmetic average of the Henry Hub Average Monthly Spot Price for each Month in such Quarterly Period.

         "Henry Hub Gas Futures Contracts" means gas futures contracts for natural gas delivered to the gas pipeline hub near Henry, Louisiana which are traded on the New York Mercantile Exchange.

         "Index Price" means, for any Quarterly Period, an amount (expressed in dollars per Mcf) equal to (i) for any Quarterly Period ending on or before the end of the Primary Term, the sum of (a) sixty-six and two-thirds percent (66 2/3%) of the Fixed Price for such Quarterly Period and (b) thirty-three and one-third percent (33 1/3%) of the Variable Price for such Quarterly Period, and (ii) for any Quarterly Period ending after the end of the Primary Term, the Variable Price.

         "Investment Grade" means a currently effective rating by Standard & Poor's Corporation or its successors of BBB- (or subsequent equivalent rating) or higher, and a currently effective rating by Moody's Investor Service, Inc. or its successors of Baa3 (or subsequent equivalent rating) or higher, or if either rating is not available, an equivalent rating from a nationally recognized securities rating agency or agencies, as the case may be, reasonably selected by Buyer in good faith.

         "Mcf" means one thousand (1000) cubic feet of Gas.

         "MMBtu" means one million (1,000,000) British thermal units.

         "Month" means a period beginning at 7:00 a.m. Eastern Time on the first Day of a calendar month and ending at 7:00 a.m. Eastern Time on the first Day of the next succeeding calendar month.

         "Primary Term" means the period from the Effective Date through 7:00 a.m. Eastern Time January 1, 2000.

         "Prime Interest Rate" means the lesser of (i) the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank, New York, New York, as its "prime rate" in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced), with the understanding that such bank's "prime rate" may be one of several base rates, may serve as a basis upon which effective rates are from time to time calculated for loans making reference thereto, and may not be the lowest of such bank's base rates, or (ii) the maximum rate of interest permitted under applicable law.

         "Purchase Price" means the price to be paid by Buyer to Seller for Seller's Gas purchased hereunder as determined under Section 7.2.

         "Quarterly Period" means each calendar quarter during the term of this Agreement, with each calendar quarter being deemed to have begun at 7:00 a.m. Eastern Time on the first day of such calendar quarter and to have ended at 7:00 a.m. Eastern Time on the first day of the next calendar quarter, except for (i) the first Quarterly Period, which shall be deemed to have begun at 7:00 Eastern Time on the Effective Date and to have ended at 7:00 a.m. Eastern Time April 1, 1998, and (ii) the final Quarterly Period, which shall be deemed to have begun at 7:00 a.m. Eastern Time on the first day of the calendar quarter in which this Agreement terminates and to have ended at 7:00 a.m. Eastern Time on the date this Agreement terminates.

         "Receiving Pipeline" means the pipeline company or companies whose facilities are immediately downstream of the Delivery Points and who transport Seller's Gas purchased by Buyer hereunder.

         "Royalty Conveyances" means that certain Term NPI Conveyance dated of even date herewith from Seller to Bank of Montreal Trust Company and Wilmington Trust Company and that certain Royalty NPI Conveyance dated of even date herewith from Seller to Bank of Montreal Trust Company and Wilmington Trust Company.

         "Seller's Gas" means a quantity of Gas equal to the Trust Gas under the Royalty Conveyances.

         "Seller's Wells" means wells producing or capable of producing Seller's Gas.

         "Seneca Contract" means the Gas Sale and Purchase Agreement dated as of March 27, 1991 by and between Seller and Seneca Power Partners, L.P., a Delaware limited partnership.

         "Tax," as used herein, has the meaning set forth in the Royalty Conveyances.

         "Variable Price" means, for any Quarterly Period, an amount (expressed in dollars per Mcf) equal to one hundred ten percent (110%) of the sum of (i) the Henry Hub Average Quarterly Spot

Price (expressed in dollars per MMBtu) for such Quarterly Period plus (ii) thirty cents ($0.30) per MMBtu.

         "Year" means a period beginning at 7:00 a.m. Eastern Time on January 1 of a calendar year and ending at 7:00 a.m. Eastern Time on January 1 of the next calendar year.

                                   ARTICLE 2

                          GOVERNMENTAL AUTHORIZATIONS

         Buyer has obtained all governmental authorizations as may be necessary to enable it to perform or cause to be performed its obligations under this Agreement.

                                   ARTICLE 3

                           DEDICATION OF SELLER'S GAS

         Seller hereby commits and dedicates to the performance of this Agreement, and covenants to deliver and sell, or cause to be delivered and sold, Seller's Gas, subject to the terms of this Agreement.

                                   ARTICLE 4

                                    QUANTITY

         Subject to the terms and conditions herein, Buyer shall purchase and take from Seller in each Month all of Seller's Gas available at the Delivery Points.

                                   ARTICLE 5

                                DELIVERY POINTS

         5.1 Delivery Points. Seller's Gas shall be delivered to and purchased at the Delivery Points.

         5.2 Passage of Title and Risk of Loss. Title and risk of loss to Seller's Gas shall pass to and vest in Buyer at the Delivery Points.

                                   ARTICLE 6

                               TERM OF AGREEMENT

         This Agreement shall commence and be effective on the Effective Date and shall terminate upon termination of the Eastern American Natural Gas Trust.

                                   ARTICLE 7

                                     PRICE

         7.1 Purchase Price. Subject to the other provisions hereof, Buyer shall pay to Seller the Purchase Price for each Mcf of Seller's Gas purchased hereunder in each Quarterly Period.

         7.2 Determination of Purchase Price. The Purchase Price shall be determined as follows:

         (a) Primary Term. For each Quarterly Period ending on or before the end of the Primary Term, the Purchase Price shall be equal to the greater of (i) the Floor Price for such Quarterly Period and (ii) the Index Price for such Quarterly Period.

         (b) Secondary Term. For each Quarterly Period ending after the end of the Primary Term, the Purchase Price shall be equal to the Index Price.

         7.3 Gross-Up Amount. For any Quarterly Period during the Primary Term in which the Btu Tax is in effect, Buyer shall pay to Seller the higher of
(i) the Floor Price for such Quarterly Period plus the Gross-Up Amount, and
(ii) the Index Price for such Quarterly Period.

                                   ARTICLE 8

                  QUALITY, DELIVERY PRESSURE, AND MEASUREMENT

         8.1 Specifications. Seller's Gas shall conform to the quality specifications set forth in the applicable tariff or other operating rules, policies, or procedures of the Receiving Pipeline at the Delivery Point.

         8.2 Delivery Pressure. Seller's Gas shall be delivered by Seller to the Delivery Points for the account of Buyer at pressures sufficient to effect delivery into the Receiving Pipeline's facilities at the Delivery Point.

         8.3 Measurement. The measurement of and tests for quality of Seller's ____________________ delivered hereunder shall be governed by the applicable tariff or other operating ____________________, policies, or procedures of the Receiving Pipeline at the Delivery Point.

         8.4 Transportation. Seller shall be responsible for all arrangements necessary to deliver Seller's Gas to the Delivery Points and Buyer shall be responsible for all arrangements necessary to receive and transport Seller's Gas at Delivery Points.

                                   ARTICLE 9

                              BILLING AND PAYMENT

         9.1 Statements and Payments. On or before the tenth (10th) Day of the ____________________ Month following the end of each Quarterly Period, Buyer shall (i) render to ____________________ a statement showing the total quantity of Seller's Gas delivered and purchased ____________________ the prior Quarterly Period (in Mcf's), the Purchase Price for the prior ____________________ Period, the Gas Proceeds for the prior Quarterly Period, and, if applicable, ____________________ Gross-Up Amount for the prior Quarterly Period, and (ii) make payment for such ____________________ by wire transfer to Seller's account at such bank or banks as Seller may ____________________ time to time request.

         9.2 Estimated Quantity of Seller's Gas. For purposes of rendering the ____________________ and making payment for Seller's Gas in accordance with
Section 9.1 above, ____________________ shall provide Buyer with a good faith, reasonable estimate of the quantity of ____________________ Gas delivered to and purchased by Buyer in the second and third months of ____________________ prior Quarterly Period (in Mcf's). Buyer shall use such estimate to calculate ____________________ for Seller's Gas hereunder. Buyer shall adjust the quantity of Seller's Gas, ____________________ or downward as the case may be, in the next Quarterly Period to reflect the ____________________ between the estimated quantity and the actual quantity of Seller's Gas delivered and purchased by Buyer in the Quarterly Period for which such estimate was made.

         9.3 Overdue Payments. Any payment not made within five (5) Days of the date set forth in Section 9.1 (other than payments attributable to the difference between estimated and actual quantities of Seller's Gas under
Section 9.2) shall accrue interest at a rate equal to the Prime Interest Rate.

         9.4 Books and Records. Seller shall have the right at reasonable hours to examine the books, records, and charts of Buyer to the extent necessary to verify the accuracy of any statement, payment, calculation, or determination made pursuant to this Agreement, including any Gross-Up Amount or Fixed Price adjustment. If any examination shall reveal, or if Seller shall otherwise discover, any error in such statements, payments, calculations, or determinations, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter.

                                   ARTICLE 10

                            GOVERNMENTAL REGULATIONS

         This Agreement shall be subject to all valid applicable state, federal, and local laws, rules and regulations; provided, that, either Party shall be entitled to regard all laws, rules, and regulations issued by any federal or state regulatory body as valid and may act in accordance therewith until such time as the same may be held invalid by final judgment in a court of competent jurisdiction. Nothing herein shall preclude Buyer or Seller or both from contesting the validity of any such laws, rules, or regulations.

                                   ARTICLE 11

                                  ASSIGNMENTS

         11.1 Restrictions on Assignment. Except as permitted by Section 11.2, neither Party may assign or delegate any of its rights or obligations under this Agreement without the prior or contemporaneous written consent of the other Party.

         11.2 Permitted Assignment by Buyer. Buyer may, without the consent of Seller, assign its rights under this Agreement to a third party ("Assignee") upon satisfaction of the following conditions:

                 (i) Assignee shall have executed and delivered to Seller a written instrument executed by an authorized officer of Assignee whereby Assignee expressly and unconditionally assumes and agrees to be bound by all of the obligations of Buyer under this Agreement;

                 (ii) Assignee shall have executed and delivered to Seller a written instrument executed by an authorized officer of Assignee certifying that (a) the unsecured long-term debt of Assignee is at the time of the delivery of such certificate rated Investment Grade; or (b) Assignee is a subsidiary of a parent company ("Parent") and the unsecured long-term debt of such Parent is at the time of delivery of such certificate rated Investment Grade; and

                 (iii)    If Assignee is a subsidiary as described in clause
         (ii)(b) above, Parent shall have executed and delivered to Seller a written instrument whereby Parent unconditionally guarantees or agrees to perform or cause to be performed all of the obligations of Assignee under this Agreement.

         Upon satisfaction of the foregoing conditions, the assignment by Buyer of its rights under this Agreement shall be effective to fully release and discharge Buyer from any and all obligations under this Agreement.

         11.3 Ineffective Assignments. Except as permitted by Section 11.2, any purported assignment or delegation (legal or beneficial) of rights or obligations under this Agreement by either Party without the prior or contemporaneous written consent of the other Party shall be void and ineffective.

         11.4 Inurement. Subject to the foregoing provisions, this Agreement binds and inures to the benefit of the Parties and their respective successors and assigns.

                                   ARTICLE 12

                                 FORCE MAJEURE

         12.1 Non-Performance. Neither Party shall be responsible for any loss or damage to the other Party resulting from any delay in performing or failure to perform any obligation under this Agreement (other than Buyer's obligation to make payments for Seller's Gas purchased under this Agreement) to the extent such failure or delay is caused by a Force Majeure Event.

         12.2 Force Majeure Event. "Force Majeure Event" means any of the following:

         (a) act of God, fire, lightning, landslide, earthquake, storm, hurricane, hurricane warning, flood, high water, washout, tidal wave, or explosion;

         (b) strike, lockout, or other similar industrial disturbance, act of the public enemy, war, military operation, blockade, insurrection, riot, epidemic, arrest or restraint of government or people, or national emergency;

         (c) the inability of the affected Party to acquire, or the delay on the part of the affected Party in acquiring materials, supplies, machinery, equipment, servitudes, right-of-way grants, easements, permits, or licenses, or approvals or authorizations by regulatory bodies needed to enable such Party to perform hereunder;

         (d) any breakage of or accident to machinery, equipment, or lines of pipe, the repair, maintenance, improvement, replacement, alteration to a plant or line of pipe or related facility, or test of machinery, equipment or line of pipe, the freezing of a line of pipe;

         (e) act, order, or requisition of any governmental agency or acting governmental authority, or the affected Party's compliance therewith, or any governmental proration, regulation, or priority; or

         (f) any other cause, whether similar or dissimilar to the causes enumerated in (a) through (e) above, not reasonably within the control of the affected Party.

         12.3 Force Majeure Notice. The affected Party will give the other Party a Notice of the Force Majeure Event as soon as reasonably practicable after the occurrence of the Force Majeure Event. Such Notice will include full particulars of the Force Majeure Event.

         12.4 Remedy of a Force Majeure Event. The affected Party will use its reasonable efforts to remedy each Force Majeure Event and resume full performance under this Agreement as soon as reasonably practicable, except that the settlement of strikes, lockouts, or other labor disputes shall be entirely within the discretion of the affected Party.

                                   ARTICLE 13

                                     NOTICE

         13.1 Definition. "Notice" means any notice, advice, invoice, demand, or other communication required or permitted by this Agreement.

         13.2 Written Notice. Except as otherwise provided by this Agreement, each Notice shall be in writing.

         13.3 Methods of Giving Notice. Notice may be given by any reasonable means, including telecopier, hand delivery, overnight courier, and United States mail.

         13.4 Charges. All Notices shall be properly addressed to the recipient, with all postage and other charges being paid by the Party giving Notice.

         13.5 Effective Date. Notice shall be effective when actually received by the Party being notified.

         13.6 Addresses. The addresses of the Parties for purposes of Notice are:

                 If to Seller:

                     Eastern American Energy Corporation
                     501 56th Street
                     Charleston, West Virginia 25304

                 If to Buyer:

                     Eastern Marketing Corporation
                     501 56th Street
                     Charleston, West Virginia 25304

         13.7 Change of Address. Either Party may change its address to another address within the continental United States by giving ten (10) days' Notice to the other Party.

                                   ARTICLE 14

                                  ARBITRATION

         14.1 Binding Arbitration. If there is a dispute or disagreement now existing or hereafter arising among the Parties hereto with respect to any matter hereunder (a "Dispute"), upon the written notice of either Party hereto to the other Party, such Dispute shall be resolved by binding arbitration in accordance with the terms hereof. Any Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

         14.2 Governing Rules. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

         14.3 Arbitrators. Any arbitration shall be conducted before one arbitrator. The arbitrator shall be a practicing attorney licensed to practice in the State of West Virginia or Pennsylvania who is knowledgeable in the subject matter of the Dispute selected by agreement between the Parties hereto. If the Parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any Party may request the AAA to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

         14.4 Conduct of Arbitration. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within sixty (60) days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Charleston, West Virginia. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law.
At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees to the prevailing Party. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

         14.5 Costs of Arbitration. All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by the Parties to the arbitration proceeding equally unless otherwise awarded by the arbitrator.

                                   ARTICLE 15

                                OTHER PROVISIONS

         15.1 Applicable Law. The transactions contemplated by this Agreement bear a reasonable relationship to, and shall be construed and enforced under, the laws of the state of West Virginia.

         15.2 Integrated Agreement. This Agreement is the full, final, complete, and exclusive expression of the agreements of the Parties with respect to the matters covered by this Agreement.

         15.3 No Amendment. Buyer and Seller may not alter, vary, amend, revise, terminate, or otherwise change any of the provisions of this Agreement without the prior consent of the other Party.

         15.4 Construction of Agreement. In construing this Agreement, the following principles shall be followed:

                 (a) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

                 (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

                 (c) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

                 (d) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

                 (e) the plural shall be deemed to include the singular, and vice versa; and

                 (f) each schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any schedule, the provisions of the main body of this Agreement shall prevail.

         15.5 No Waiver. Failure of either Party to require performance of any provision of this Agreement shall not affect either Party's right to require full performance thereof at any time thereafter, and the waiver by either Party of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

         15.6 Savings Clause. If any provision of this Agreement is, for any reason and to any extent, construed to be invalid or unenforceable, the remaining provisions contained herein shall be valid and fully enforceable in all respects.

         15.7 Effect of Third Party Rights. In the event that the quantities of Seller's Gas delivered pursuant to this Agreement are reduced by reason of a prior commitment of such gas to any third party, Buyer shall nonetheless be obligated to pay to Seller an amount equal to the difference Seller receives hereunder for gas delivered and the amount Seller would have received hereunder but for the commitment of such gas to a third party, reduced by amounts that are otherwise received by Seller in respect of such gas committed to such third party. Buyer expressly acknowledges the existence of prior commitments to third parties with respect to certain of Seller's Gas and agrees to take any such gas subject to the rights of such third parties.

         15.8 Counterpart Execution. This Agreement may be executed in multiple counterparts. Each counterpart shall be deemed to be an original, and all counterparts together shall be deemed to be one and the same agreement.

         IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement effective as of the Effective Date.

ATTEST:                                  Seller:
[SEAL]
                                         EASTERN AMERICAN ENERGY
                                           CORPORATION


By:                                      By:
   -----------------------------------      ---------------------------------
Name:                                    Name:
     ---------------------------------        -------------------------------
Title:                                   Title:
      --------------------------------         ------------------------------

                                         Buyer:
ATTEST:
[SEAL]                                   EASTERN MARKETING
                                           CORPORATION



By:                                      By:
   -----------------------------------      ---------------------------------
Name:                                    Name:
     ---------------------------------        -------------------------------
Title:                                   Title:
      --------------------------------         ------------------------------

                                   Schedule 1

                              FIXED PRICE SCHEDULE


       EACH QUARTERLY
       PERIOD IN THE
      FOLLOWING YEARS                                        FIXED PRICE ($/Mcf)
      ---------------                                        -------------------
            1993                                                    $2.66

            1994                                                    $2.79

            1995                                                    $2.93

            1996                                                    $3.08

            1997                                                    $3.23

            1998                                                    $3.39

            1999                                                    $3.56

                                   Schedule 2

                              FLOOR PRICE SCHEDULE


       EACH QUARTERLY
       PERIOD IN THE
      FOLLOWING YEARS                                        FLOOR PRICE ($/Mcf)
      ---------------                                        -------------------
            1993                                                    $2.16

            1994                                                    $2.31

            1995                                                    $2.35

            1996                                                    $2.36

            1997                                                    $2.57

            1998                                                    $2.84

            1999                                                    $3.09





                                      -21-